Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Ameris Bancorp of our report dated February 26, 2021 on the consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for the year ended December 31, 2020, appearing in the Annual Report on Form 10-K of Ameris Bancorp for the year ended December 31, 2022.

/s/ Crowe LLP

Atlanta, Georgia

August 8, 2023